Exhibit 99.1

Set forth below is a summary of the principal terms of that certain Employment Agreement, dated as of August 15, 2005, by and between Avanir Pharmaceuticals (the “Company”) and Eric Brandt (the “Agreement”).

Employment status: At will

Initial annual base salary: $500,000

Bonuses: Upon the commencement of employment, the Company will pay Mr. Brandt a signing bonus of $150,000, which amount must be repaid if, within the first year of employment, Mr. Brandt is terminated for “Cause” (as defined) or resigns without “Good Reason” (as defined). Mr. Brandt will also be entitled to receive a bonus in February 2006 in an amount equal to 60% of his base salary (the “Initial Bonus”) and, commencing in October 2006, an annual bonus with a target amount equal to 60% of his base salary. Mr. Brandt will be required to repay a portion of the Initial Bonus if, within the first year of employment, Mr. Brandt is terminated for Cause or resigns without Good Reason.

Restricted stock. Upon the commencement of employment, Mr. Brandt will be entitled to purchase 1,000,000 shares of restricted Class A common stock at a price per share of $0.001, for a total purchase price of $1,000 (the “Restricted Stock”). The Restricted Stock will be subject to a right of repurchase in favor of the Company, pursuant to which the Company can repurchase all unvested shares of Restricted Stock at a price of $0.001 per share following Mr. Brandt’s termination for Cause or resignation without Good Reason. The Restricted Stock will vest, and the Company’s right of repurchase will lapse, with respect to one-third of the shares of Restricted Stock on the first anniversary of Mr. Brandt’s employment with the Company and then with respect to one-twelfth of the shares quarterly thereafter so that the Restricted Stock will be fully vested upon Mr. Brandt’s third anniversary of employment with the Company.

Option grants. Commencing in February 2006, Mr. Brandt will be eligible to receive an annual target stock option grant representing 250,000 shares of Class A common stock with an exercise price equal to the fair market value of the Class A common stock on the date of grant. If and when granted, these annual option grants will be subject to a four-year vesting schedule, with one-quarter of the underlying shares to vest on the first anniversary of the date of grant and then with respect to one-sixteenth of the underlying shares quarterly thereafter.

Benefits. Mr. Brandt will be entitled to participate in the Company’s existing employee benefit plans. The Company will also reimburse Mr. Brandt for the following expenses: (i) $3,000,000 life insurance policy and disability insurance equal to 60% of Mr. Brandt’s annual base salary (grossed-up for applicable taxes), (ii) reasonable documented relocation expenses, and (iii) temporary housing in San Diego County until he permanently relocates.

Severance benefits. If Mr. Brandt is terminated without Cause, or if he resigns for Good Reason, then he will be entitled to severance pay in an amount equal to his annual base salary plus an amount equal to the greater of 60% of his annual base salary or his last annual bonus (the “Severance Payment”). Additionally, the Company’s right of repurchase on the Restricted Stock will automatically lapse and such shares will then be fully vested.

Change of control. If Mr. Brandt’s employment is terminated in connection with a “Change of Control” (as defined), he will be entitled to receive severance payments with a value ranging between one and three times the value of the Severance Payment, with the actual value dependent on the imputed value of the Company in the Change of Control transaction. Additionally, following a Change of Control termination, the vesting of the Restricted Stock and all outstanding options will accelerate and they will become fully vested. In the event that Mr. Brandt is subject to taxation under Section 4999 of the Internal Revenue Code of 1986 or any comparable provisions of state law, the Company will gross-up the payment to Mr. Brandt.

Other provisions. Under certain limited circumstances, the Company has agreed to issue Mr. Brandt a number of shares of Class A common stock (the “Compensatory Shares”) with a value equal to the intrinsic value of his vested options to purchase shares of Allergan, Inc. common stock (the “Options”). The value of the Compensatory Shares shall be limited to three percent of the Company’s market capitalization and the issuance is subject to the continuous applicability of certain resale limitations under the Securities Act of 1933 and the Securities Exchange Act of 1934.

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